Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Megan Vincent 214.493.4024
Megan.Vincent@usmd.com

USMD Health System Announces the Sale of Its Lithotripsy Division to

United Medical Systems

IRVING, Texas – (December 24, 2015) - USMD Holdings, Inc. (NASDAQ: USMD), a physician-led integrated healthcare system, announces that it has entered into a definitive agreement to sell most of its lithotripsy division to United Medical Systems (UMS), a leading provider of mobile medical equipment and services, including urology, women’s health and MRI imaging, to hospitals, surgery centers and physician offices across the U.S., Canada and South America. This deal was finalized on December 18, 2015.

“Although the lithotripsy division has been an extremely valuable part of USMD Health System, this transaction allows USMD to focus on our efforts on continuing to deliver world-class, cost-effective healthcare to patients in our clinics, hospitals, and cancer treatment centers, and solidifying our position as one of the leading health systems in the DFW Metroplex,” said John House, M.D., Chief Executive Officer and Chairman of the Board, USMD Holdings, Inc.

“UMS is excited to add the USMD lithotripsy division to our line-up of mobile medical services,” said Jorgen Madsen, President and Chief Executive Officer, UMS. “We view this opportunity to expand our lithotripsy services as an important part of our commitment to continually offer our clients increased access to superior technology. The acquisition of USMD’s lithotripsy division is a continuation of our mission to achieve a nationwide footprint for our transportable medical services. We are excited to welcome the USMD lithotripsy division to our family.”

As further described by Mr. Madsen, “UMS’s unique platform offers clients the appearance of a full-time, in-house program, without incurring the cost and burden associated with a fixed program. The turnkey solutions provided by UMS offer equipment delivery, setup, support and operation by its experienced medical imaging technologists, on a fee-for-service basis. UMS transports equipment into and out of the procedure suites on a daily basis and has performed more than 650,000 procedures in more than 850 medical facilities.”

Prior to the acquisition, USMD had in excess of 20 lithotripsy ventures, in syndication, mobilizing 28 lithotripters in 10 states and performing more than 12,000 extracorporeal shock wave lithotripsy procedures annually. After the acquisition, USMD retained sixty percent of its ownership in Metro I Stone Management, Ltd., a Texas limited partnership which operates in the D/FW market.

To learn more about USMD Health System, please visit www.USMD.com. To learn more about UMS, please visit www.UMS-USA.com.

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Page 2- Sale of USMD Lithotripsy Division to UMS

About USMD Holdings, Inc.

USMD is a publicly held (NASDAQ: USMD), physician-led, integrated health system committed to exemplary patient care. Headquartered in Irving, Texas, USMD serves the Dallas-Fort Worth metropolitan area with more than 250 physicians and associate practitioners, and provides healthcare services to patients in just under 20 different specialties at its two hospitals, four cancer treatment centers and more than 50 physician clinics, many of which are multi-specialty. All 29 of USMD’s primary care clinics have been accredited by the Patient-Centered Medical Home Program, a recognition program that is part of the National Committee for Quality Assurance. This recognition means that USMD’s primary care clinics successfully display and utilize evidence-based, patient-centered processes that focus on highly coordinated patient care and long-term patient relationships. For more information about USMD, visit www.USMD.com.

About United Medical Systems (UMS)

UMS provides affordable, advanced mobile medical services. Its unique transportable platform offers the appearance of a full-time, in-house program, without incurring the cost and burden associated with a fixed program. United Medical Systems pioneered the concept of shared mobile medical services – Lithotripsy and Stereotactic Breast Biopsy – and has become an international leader by partnering with medical facilities ranging from hospitals, ambulatory surgery center and physician offices to medical equipment manufacturers. UMS is an internationally recognized company servicing over 850 facilities across the United States, as well as operating in Canada and South America – Chile and Peru.

To learn more about UMS, please visit www.UMS-USA.com.

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